                           California Microwave, Inc.
                        Computation of Per Share Earnings
                                   Exhibit 11
                    (In thousands, except per share amounts)

                                                      Three months ended
                                                            March 31
                                                     ---------------------
                                                      1996           1995
                                                      ----           ----

PRIMARY - EPS:

Net income, as reported                              $ 1,325       $ 6,035
                                                     =======       =======

Average shares outstanding                            15,969        15,616

Add - Common stock equivalents of Company's

stock options using the treasury stock method            179           716
                                                     -------       -------

Average shares and equivalents - Primary              16,148        16,332
                                                     =======       =======

Net income per share - Primary                       $   .08       $   .37
                                                     =======       =======


FULLY DILUTED - EPS:

Net income, as reported                              $ 1,325       $ 6,035

Add back interest, net of taxes                          562           605
                                                     -------       -------

Net income for fully diluted                         $ 1,887       $ 6,640
                                                     =======       =======

Average shares and equivalents - primary              16,148        16,332

Add- additional common stock equivalents of

the Company's stock options                               27          --

Add - Shares to be issued at conversion of

Convertible Debentures                                 2,222         2,222
                                                     -------       -------

Average shares and equivalents - Fully Diluted        18,397        18,554
                                                     =======       =======


Net income per share - Fully Diluted                 $   .08       $   .36
                                                     =======       =======



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